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                                                                    EXHIBIT 5(B)

                          CHANGE IN CONTROL AGREEMENT
                             OF MICHAEL R. GOODRICH

  This Change in Control Agreement (the "Agreement") between Barefoot, Inc., a Delaware corporation (the "Company"), and Michael R. Goodrich (the "Executive") is made this 16th day of September, 1991.

  Whereas, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation; and

  Whereas, it is the best interests of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

  Whereas, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control;

  Now, Therefore, in consideration of the foregoing premises and the covenants contained herein, the parties hereby agree as follows:

  1. Term of Agreement. This Agreement shall commence as of the date first above written and shall continue in effect until December 31, 1992; provided, however, that commencing on January 1, 1993 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one year unless either the Company or the Executive shall have given written notice to the other at least 90 days prior thereto that the term of this Agreement shall not be so extended; and provided further that any notice by the Company not to extend that is given after the occurrence of a Change in Control shall not be effective to terminate this Agreement prior to the expiration of 12 months after the occurrence of the Change in Control.

  2. Definitions.

  2.1. Accrued Compensation. For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, and (iv) bonuses and incentive compensation.

  2.2. Base Amount. For purposes of this Agreement, "Base Amount" shall mean the greater of the Executive's annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the 90-day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under any qualified or nonqualified employee benefit plans of the Company or under any other agreement or arrangement.

  2.3. Bonus Amount. For purposes of this Agreement, "Bonus Amount" shall mean the most recent annual bonus paid or payable to the Executive, or, if greater, the annual bonus paid or payable for the full fiscal year ended prior to the fiscal year during which a Change in Control occurred.

  2.4. Cause. For purposes of this Agreement, a termination of employment is for "Cause" if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive (a) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive's incapacity due to physical

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or mental illness or from the Executive's assignment of duties that would constitute "Good Reason" as hereinafter defined), which failure continued for a period of at least 30 days after a written notice of demand for substantial performance was delivered to the Executive specifying the manner in which the Executive has failed substantially to perform; or (b) intentionally engaged in conduct that was demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive's employment shall be for Cause as set forth in clause (b) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires). No act, nor failure to act, on the Executive's part shall be considered "intentional" unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive's action or failure to act was in the best interests of the Company.

  2.5. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

    (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but not including the underwriters in the Company's initial public offering), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, the acquisition of Voting Securities in a "Non-Control Acquisition" (as hereinafter defined) shall not cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by either the Company or a Subsidiary, (ii) the Company or any Subsidiary, or
  (iii) any Person in connection with a Non-Control Transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

    (b) During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors (the "Incumbent Board") cease for any reason to constitute a majority thereof; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

    (c) Approval by stockholders of the Company if required, or if not required the approval by the Board, of:

      (i) a merger, consolidation, or reorganization involving the Company, unless such merger, consolidation, or reorganization is a Non-Control Transaction;

      (ii) a complete liquidation or dissolution of the Company; or

      (iii) an Agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

    (d) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (ii) other-wise occurred in connection with, or in anticipation of, a Change in Control which actually occurs,

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  then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

  2.6. Company. For purposes of this Agreement, "Company" shall mean Barefoot Inc. and shall include Successors and Assigns. Any reference to the Company as employer of the Executive shall also refer to any Subsidiary, if applicable.

  2.7. Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity that impairs the Executive's ability to substantially perform his duties with the Company for a period of 180 consecutive days and the Executive has not returned to his full-time employment prior to the Termination Date as stated in the Notice of Termination.

  2.8. Good Reason. (a) For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in control of any of the events or conditions described in paragraphs (i) through (viii) below, unless the Executive expressly consents in writing to such events or conditions:

    (i) a change in the Executive's status, title, position, or responsibilities (including reporting responsibilities) that, in the Executive's reasonable judgment, represents an adverse change from his status, title, position, or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities that, in the Executive's reasonable judgment, are inconsistent with his status, title, position, or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death, or by the Executive other than for Good Reason;

    (ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

    (iii) the Company's requiring the Executive to be based at any place outside a 30-mile radius from Worthington, Ohio, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

    (iv) the failure by the Company to (x) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan or arrangement (including the Company's profit sharing plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (y) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program, and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

    (v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within 60 days;

    (vi) any material breach by the Company of any provision of this Agreement;

    (vii) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of Section 2.4; or

    (viii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 8 hereof.

  (b) Any event or condition described in Section 2.8(a)(i) through (viii) that occurs prior to a Change in Control but which the Executive reasonably demonstrates either was at the request of a Third Party or otherwise arose in connection with, or in anticipation of, a Change in Control that actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

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  (c) The Executive's right to terminate his employment pursuant to this
Section 2.8 shall not be effected by his incapacity due to physical or mental illness.

  2.9. Non-Control Transaction. For purposes of this Agreement, a "Non-Control Transaction" is a merger, consolidation, or reorganization involving the Company in which:

    (a) the stockholders of the Company immediately before such merger, consolidation, or reorganization own directly or indirectly, immediately following such merger, consolidation, or reorganization, at least 60% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, or reorganization;

    (b) the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least two-thirds of the members of the Board of Directors of the Surviving Corporation; and

    (c) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or any Person who, immediately prior to such merger, consolidation, or reorganization had Beneficial Ownership of 15% or more of the then outstanding Voting Securities) has Beneficial Ownership of 15% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

  2.10. Notice of Termination. For purposes of this Agreement, following a Change in Control, "Notice of Termination" shall mean a written notice of termination from the Company of the Executive's employment that indicates the specific termination provision in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

  2.11. Subsidiary. For purposes of this Agreement, "Subsidiary" shall mean a corporation or other Person, a majority of whose voting power or equity securities or equity interest is owned directly or indirectly by the Company.

  2.12. Successors and Assigns. For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

  2.13. Termination Date. For purposes of this Agreement, "Termination Date" shall mean in the case of the Executive's death, his date of death, in the case of Good Reason, the last day of his employment, and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days.

  3. Compensation Upon Termination of Employment. If, during the term of this Agreement, the Executive's employment with the Company is terminated within 12 months following a Change in Control other than (x) by the Company for Cause or Disability, (y) by reason of the Executive's death, or (z) by the Executive other than for Good Reason, the Executive shall be entitled to the following compensation and benefits, with the amounts in paragraphs (a) through (c) below payable in cash within five business days after the Executive's Termination
Date:

    (a) the Company shall pay the Executive all Accrued Compensation:

    (b) the Company shall pay the Executive, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to the sum of the Base Amount and the Bonus Amount;

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    (c) the Company shall pay an amount equal to the excess of (x) the amount to which the Executive would have been entitled had he been 100% vested and entitled to receive a distribution as of the Termination Date under all of the Company's tax-qualified retirement plans in which he was a participant, over (y) the Executive's vested accrued benefit under such plans; and

    (d) the restrictions on any outstanding incentive awards granted to the Executive under any of the Company's incentive plans or arrangements shall lapse and such incentive awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested;

provided, however, that if any payment or benefit to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets would constitute an excess parachute payment (within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) the amount of payments or benefits hereunder shall be reduced to the largest amount as will result in no portion of such payments' being subject to the excise tax imposed by Section 4999 of the Code, with the order in which the foregoing benefits lapse to be determined by the Executive.

  4. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

  5. Relationship to Other Benefits. The severance pay and benefits provided for in Section 3 hereof shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement, unless the Executive elects to waive the benefits hereunder in favor of the benefits to which he is entitled under such other plan, program, practice, or arrangement. Except as provided in the preceding sentence regarding severance or termination benefits, however, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company for which the Executive may qualify, or limit or reduce such rights as the Executive may have under any other agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

  6. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or others.

  7. Notice of Termination. Following a Change in Control, any purported termination of the Executive's employment by the Company shall be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

  8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest thereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

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  9. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the recipient at the address indicated below:

  To the Company:

    Barefoot Inc.
    1018 Proprietors Road
    Worthington, Ohio 43085
    Attn: Chairman of the Board of Directors

  To the Executive:

    Michael R. Goodrich
    5588 Parker Hill Lane
    Dublin, Ohio 43017

or such other address or to the attention of such other persons as the recipient party shall have specified by prior written notice to the sending party.

  10. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

  11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Franklin County in the State of Ohio.

  12. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

  13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings, and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

  In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

                                          THE COMPANY:

                                          Barefoot Inc.

                                                   /s/ Patrick J. Norton
                                          By___________________________________
                                               Patrick J. Norton, President

                                          THE EXECUTIVE:

                                                 /s/ Michael R. Goodrich
                                          -------------------------------------
                                                   Michael R. Goodrich

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